EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068

Immediate Release

Columbus McKinnon Names New Chief Executive Officer
Mark D. Morelli joins the Company as Timothy T. Tevens retires

AMHERST, N.Y., February 28, 2017 - Columbus McKinnon Corporation (NASDAQ: CMCO)(“Company”), a leading designer, manufacturer and marketer of material handling products, technologies and services, announced that, effective today, its Board of Directors has appointed Mark D. Morelli as the Company’s President and Chief Executive Officer, completing its previously announced succession plan. Mr. Morelli has also been elected to the Board of Directors.

Ernest R. Verebelyi, Chairman of the Board, commented, “Mark brings a unique background to the Company that is ideally suited for building upon our strategic initiatives and recent acquisitions. He has held significant leadership positions in global technology and industrial markets and brings a proven record of accomplishment. Under his leadership, Mark has developed high performance organizations that have achieved meaningfully higher rates of growth and expanded margins. We believe he will leverage his experience in industrial technologies to strengthen our market position as well as capitalize on his strong operational background to increase our earnings potential. We are excited and pleased to welcome Mark to the team.”

Mr. Morelli, 53, served as president and chief operating officer of Brooks Automation (NASDAQ: BRKS) from 2012 to 2016. Previous to his role at Brooks Automation, Mr. Morelli was the chief executive officer of Energy Conversion Devices, an alternative energy company. Prior to that, Mr. Morelli was with United Technologies from 1993 to 2007, where he progressed through product management, marketing, strategy and increasing responsibilities of general management. His last assignment was as president of Carrier Commercial Refrigeration. Mr. Morelli began his career as a U.S. Army officer and helicopter pilot, serving as a company commander of an attack helicopter unit.

Mr. Morelli commented, “Columbus McKinnon is an industry leader with excellent brands, strong customer relationships and a long, well-established history. This is an exciting time to join the Company given its expanded market reach and new products gained both through acquisitions and the launch of the “drive in every hoist” program. I am honored to be given the opportunity to lead the organization and help drive superior results.”

As announced in September 2016, Timothy T. Tevens, who joined Columbus McKinnon in May 1991 and served as President and CEO from 1998, is retiring. He has agreed to continue to support the Company as an advisor. Mr. Verebelyi added, “On behalf of the Board, we thank Tim for his many years of service and his contributions that have helped Columbus McKinnon become the world’s second largest hoist manufacturer. We wish him and his family all the best in his retirement.”

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials and people. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com